Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
October 20, 2004

CONTACT:	Brian Schaefgen (949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS GROWTH IN REVENUE AND NET INCOME
FOR THE THIRD QUARTER OF 2004

NEWPORT BEACH, CA, October 20, 2004 — Ambassadors International, Inc. (NASDAQ:AMIE) (the “Company”) reported revenue of $4.5 million for the three months ended September 30, 2004, up from $3.0 million for the three months ended September 30, 2003. In addition, the Company reported net income of $0.2 million, or $0.02 per share, for the three months ended September 30, 2004, compared to a net loss of $9,000, or $0.00 per share, for the three months ended September 30, 2003. For the nine months ended September 30, 2004, operating income improved by $2.9 million to $1.2 million, compared to an operating loss of $1.7 million for the nine months ended September 30, 2003.

Joe Ueberroth, President and CEO of the Company, stated, “Our performance in the third quarter continues to reflect the positive trends established in the first two quarters of 2004. Revenue for the quarter improved by 52% with the addition of our Cypress Re operations and we continue to see improvement in operating income and net income for the Company. For the first nine months of the year, operating income increased by $2.9 million compared to 2003; however, this increase has been partially offset by declines in other income due to nonrecurring contingent consideration received in 2003, as well as lower earnings in 2004 from our minority investments.”

Total revenue for the three months ended September 30, 2004 was $4.5 million, up from $3.0 million for the three months ended September 30, 2003. For the quarter ended September 30, 2004, the increase in revenue was attributable to insurance related revenue of approximately $1.9 million. The addition of insurance revenue for the quarter was partially offset by a decrease in revenue of approximately $0.3 million from the Ambassadors segment, including lower software and technology related sales and license fees.

Costs and operating expenses for the three months ended September 30, 2004 were $4.7 million, compared to $3.9 million for the three months ended September 30, 2003. The increase in costs and operating expenses were a result of the recognition of insurance loss expenses, insurance acquisition costs and other operating expenses of approximately $1.5 million for the quarter ended September 30, 2004, in the Cypress Re segment. This increase was partially offset by lower costs and operating expenses of approximately $0.7 million in the Ambassadors segment as a result of the Company’s consolidation efforts which began in December 2003.

Other income for the three months ended September 30, 2004 was $0.5 million, compared to $0.8 million for the three months ended September 30, 2003. The Company experienced a decrease in other income due to lower earnings from its minority investments.

The Company’s balance sheet at September 30, 2004 reflects total assets of $131.9 million and working capital (total current assets less current liabilities) of $96.8 million, or $9.82 per common share outstanding (based on 9,866,000 common shares outstanding at September 30, 2004).

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Thursday, October 21, 2004 at 8:30 a.m. Pacific Daylight Time. Interested parties may join the call by dialing 800-894-5910, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial 800-934-7776 and follow the prompts, or visit the www.ambassadors.com/investor website. Post view webcast access will be available two hours following the webcast.

Ambassadors International, Inc. provides travel and event management services for corporations, associations and tradeshows. For its nationwide roster of corporate clients, Ambassadors provides a full range of services including incentive travel, merchandise award programs and corporate meeting management services. The Company provides comprehensive hotel reservation, registration and travel services for meetings, conventions and tradeshows. The Company has also initiated a specialty reinsurance company that participates in selective reinsurance programs as a complement to its existing performance improvement business. Headquartered in Newport Beach, CA, the Company has offices in San Diego, CA, San Rafael, CA, Atlanta, GA and Chicago, IL.

Forward-Looking Statements:

This press release contains forward-looking statements that involve various risks and uncertainties. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, general economic financial and business conditions, overall conditions in the travel services and insurance markets, potential claims related to the Company’s reinsurance business and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

For further information please contact: Brian Schaefgen of Ambassadors International, Inc., +1-949-759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended
	September 30,
	2004	2003
	(unaudited)
Revenues:
Net program revenue	$2,493	$2,683
Software and technology related sales	120	171
License fees	37	119
Net insurance premiums earned	1,879	—

	4,529	2,973

Costs and operating expenses:
Cost of software and technology related sales	6	92
Selling and tour promotion	707	1,096
General and administrative	2,525	2,739
Loss and loss adjustment expenses	753	—
Insurance acquisition costs and other operating expenses	713	—

	4,704	3,927

Operating loss	(175)	(954)

Other income	461	786

Income (loss) before income taxes	286	(168)
Provision (benefit) for income taxes	84	(159)

Net income (loss)	$202	$(9)

Earnings per share:
Basic	$0.02	$0.00
Diluted	$0.02	$0.00
Weighted-average common shares outstanding:
Basic	9,849	9,993
Diluted	10,064	9,993

	Nine Months Ended
	September 30,
	2004	2003
	(unaudited)
Revenues:
Net program revenue	$9,811	$9,333
Software and technology sales	390	1,113
License fees from equity investee	170	405
Net insurance premiums earned	3,156	—

	13,527	10,851

Costs and operating expenses:
Cost of software and technology related sales	41	879
Selling and tour promotion	2,291	3,333
General and administrative	7,518	8,348
Loss and loss adjustment expenses	1,210	—
Insurance acquisition costs and other operating expenses	1,292	—

	12,352	12,560

Operating income (loss)	1,175	(1,709)

Other income	1,221	3,099

Income before income taxes	2,396	1,390
Provision for income taxes	857	247

Net income	$1,539	$1,143

Earnings per share:
Basic	$0.16	$0.12
Diluted	$0.15	$0.11
Weighted-average common shares outstanding:
Basic	9,870	9,895
Diluted	10,124	10,137

In January 2004, the Company realigned its business operations and consolidated the Performance Group, the Services Group and the Technology Group into one segment, called Ambassadors. Also, during the first quarter the Company launched its reinsurance business segment, Cypress Re. Corporate and Other consists of general corporate assets (primarily cash and cash equivalents, investments and goodwill).

Summary of business segment information is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
Ambassadors	$2,650	$2,973	$10,371	$10,851
Cypress Re	1,879	—	3,156	—
Corporate and Other	—	—	—	—

Total revenue	$4,529	$2,973	$13,527	$10,851

Operating income (loss):
Ambassadors	$(67)	$(488)	$2,012	$(362)
Cypress Re	413	—	654	—
Corporate and Other	(521)	(466)	(1,491)	(1,347)

Total operating income (loss)	$(175)	$(954)	$1,175	$(1,709)

Summary balance sheet information is as follows (in thousands):

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$99,019	$105,294
Accounts receivable, net	5,058	2,132
Premiums receivable	8,000	—
Deferred policy acquisition costs	1,271	—
Reinsurance recoverable	1,363	—
Prepaid reinsurance premiums	932	—
Deferred income taxes	270	477
Prepaid program costs and other current assets	3,381	3,202

Total current assets	119,294	111,105
Property and equipment, net	762	1,010
Goodwill	6,817	6,817
Other intangibles	2,174	2,194
Other assets	2,897	3,924

Total assets	$131,944	$125,050

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$4,948	$3,811
Participants’ deposits	7,131	8,100
Loss and loss adjustment expense reserves	4,916	—
Unearned premiums	4,714	—
Deferred gain on retroactive reinsurance	747	—

Total current liabilities	22,456	11,911
Non-current participants’ deposits	156	270
Other liabilities	127	179

Total liabilities	22,739	12,360
Stockholders’ equity	109,205	112,690

Total liabilities and stockholders’ equity	$131,944	$125,050